[EXHIBIT 99.5.2]


                                 AMENDMENT


      AMENDMENT, dated as of April 22, 1998 (this "Amendment"), to the International License Agreement, effective as of June 28, 1996 (the "Agreement") by and between Warner-Lambert Company, a Delaware corporation ("Warner-Lambert"), and Pfizer Inc., a Delaware corporation ("Pfizer"). Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

      WHEREAS, Warner-Lambert has assigned certain of its rights and obligations under the Agreement to Warner-Lambert Export Limited, a company organized and existing under the laws of Ireland ("Export"), in accordance with the Assignment and Assumption Agreement dated as of November 1, 1996; and

      WHEREAS, Pfizer has assigned certain of its rights and obligations under the Agreement to Pfizer Overseas Inc., a corporation organized and existing under the laws of Delaware ("Pfizer Overseas"); and

      WHEREAS, upon this Amendment becoming effective, the parties have agreed that certain provisions of the Agreement be amended in the manner provided for in this Amendment;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

                           ARTICLE I - AMENDMENTS

      SECTION 1.01. Amendment of Exhibit A. Exhibit A of the Agreement is hereby amended by inserting the country "Morocco" below the country "Iceland" and above the country "Norway" under Category 1.

                       ARTICLE II - ADDITIONAL AGREEMENTS

      SECTION 2.01. Sales Minimums.

            (a) Solely in Morocco, Pfizer Overseas agrees that aggregate Net Sales in Morocco shall equal at least U.S.$71,429, U.S.$857,143 and U.S.$1,787,714, respectively, for each of the first three Agreement Years for Morocco. In the event Pfizer Overseas or its Affiliates does not achieve such sales minima during any of the first three Agreement Years, Pfizer Overseas shall pay to Export, within 60 days after the end of such Agreement Year, an amount calculated as follows: the difference between 14% of Net Sales for the Agreement Year in which the shortfall occurred and (i) U.S.$10,000 in Agreement Year One, (ii) U.S.$120,000 in Agreement Year Two, and (iii) U.S.$250,000 in Agreement Year Three.

            (b) For example, if Pfizer Overseas achieved Net Sales equal to U.S.$60,000 in Agreement Year One, Pfizer Overseas would owe Export an amount equal to $1,600 (i.e., $10,000 minus ($60,000 X 14%)).

      SECTION 2.02. Termination of Exclusive License Rights.

            (a) If Pfizer Overseas or its Affiliates, as the case may be, does not achieve Net Sales in Morocco equal to at least U.S.$2,000,000 during the period beginning 24 months and ending 36 months after the Launch Date for Morocco, and if applicable Laws or Governmental or Regulatory Authority, as the case may be, do not allow the transfer of the Manufacturing Authorization from Pfizer Overseas to Export, or its Affiliate, at such time, Export may elect, in its sole discretion, (i) to continue unchanged its relationship with Pfizer Overseas for Morocco as provided in this Amendment and any other applicable agreements or (ii) renegotiate such relationship as further provided in this Section 2.02(a). In the event that Export shall elect to renegotiate such relationship as provided in the foregoing clause (ii), Export or its Affiliates shall have the right to promote and detail the Product in Morocco on such commercially reasonable terms and conditions (including as to exclusivity) as shall be negotiated between the parties in good faith; provided that under any such renegotiated relationship, Pfizer Overseas or its Affiliates shall have the right to continue its current manufacturing and/or packaging, distribution and sale of the Product in Morocco.

            (b) If Pfizer Overseas or its Affiliates, as the case may be, does not achieve Net Sales in Morocco equal to at least U.S.$2,000,000 during the period beginning 24 months and ending 36 months after the Launch Date for Morocco, and if applicable Laws or Governmental or Regulatory Authority, as the case may be, allow the transfer of the Manufacturing Authorization from Pfizer Overseas to Export, or its Affiliate, at such time, Export may elect, in its sole discretion, (i) to terminate the exclusive license granted to Pfizer Overseas in Morocco and retain all rights to promote, detail and distribute the Product exclusively in Morocco; or (ii) to agree with Pfizer to promote and detail the Product in Morocco in accordance with the International Co-Promotion Agreement dated as of June 28, 1996, as amended. In the event Pfizer elects not to continue such manufacturing and/or packaging and distribution activities, as the case may be, Pfizer agrees to use its best efforts to transfer promptly the Manufacturing Authorization to such party designated by Export, in its sole discretion, so as to not materially disrupt Export's or its designee's ability to distribute the Product in Morocco.

            (c) Export's rights under this Section 2.02 shall be in addition to, and shall not be in limitation of, its rights under
      Section 2.01.

            (d) The parties shall agree to execute any other documents or undertake any further actions as may be reasonably necessary to effectuate the provisions of this Section 2.01.

      SECTION 2.03.  Methods of Calculation.

            (a) For purposes of calculating Net Sales in Morocco under
      Section 2.01 and 2.02 above, the parties agree as follows:

            (i) the currency exchange rate shall be 9.36 Dirhams per U.S.$1.00; and

            (ii) the manufacturer selling price for the Product is equal to
                 8.90 Dirhams per 10 mg. tablet.

            (b) In the event that the actual (1) currency exchange rate in Morocco or (2) the manufacturer selling price of the 10 mg. tablet of the Finished Product shall be greater than or less than by more than 15% the rate or price, as the case may be, set forth in Section 2.03(a) above, the parties agree to appropriately renegotiate, in good faith, the sales minima set forth in Sections 2.01 and 2.02 above.

                         ARTICLE III - MISCELLANEOUS

      SECTION 3.01. No Other Amendments; Confirmation. Except as expressly amended, waived, modified and supplemented hereby, the provisions of the Agreement are and shall remain in full force and effect.

      SECTION 3.02. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York other than those provisions governing conflicts of law.

      SECTION 3.03. Headings. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      SECTION 3.04. Third Party Beneficiaries. None of the provisions of this Amendment shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either party hereto. No such third party shall obtain any right under any provision of this Amendment or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party hereto.

      IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers, have executed this Amendment as of the date first written above.


 WARNER-LAMBERT                         PFIZER OVERSEAS INC.
 EXPORT LIMITED


 By: /s/ Paul V. Breen                  By: /s/ Mohand Sidi Said
    ----------------------------           ----------------------------
    Name:  Paul V. Breen                   Name:  Mohand Sidi Said
    Title: Managing Director               Title: Vice President